Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE

Flagstar Completes the Sale of its Indiana Retail Bank Franchise

TROY, Mich., Dec. 2, 2011—Flagstar Bancorp (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced that the Bank has completed the sale of its 22-branch Indiana retail bank franchise to First Financial Bank, N.A. (“First Financial”), a wholly owned subsidiary of First Financial Bancorp (Nasdaq:FFBC), pursuant to the previously announced agreement between the parties.

At the closing, the Bank sold its branches in Indiana and the associated deposits. First Financial paid the Bank a premium for the consumer and commercial deposits it assumed plus the net book value of the real estate and personal assets associated with the branches. First Financial also assumed the existing leases on 14 of the branches.

Flagstar Bancorp’s chairman and chief executive officer, Joseph P. Campanelli, said, “We sold approximately $340 million of consumer and commercial deposits and approximately $120 million of government and municipal deposits in the transaction. Based upon the estimated deposit premium of $22.5 million, we anticipate recording a gain of approximately $22 million on the transaction.”

“The consummation of this transaction allows Flagstar to focus our resources on the markets where we see the greatest return and growth potential,” Mr. Campanelli said. “We’ve invested significant resources in transforming Flagstar into a full-service commercial bank, and our ultimate goal is to continue to grow our retail and commercial lines of business to complement our strong market presence in national mortgage banking.”

About Flagstar

Flagstar Bancorp is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $13.7 billion in total assets at September 30, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of September 30, 2011, Flagstar operated 162 branches in Michigan, Indiana, and Georgia. However, Flagstar sold 22 branches in Indiana on December 2, 2011 and has entered into an agreement to sell or lease its 27 branches in Georgia. Flagstar also operated, at September 30, 2011, 29 home loan centers in 14 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “expects”, “estimates,” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company’s business plan and growth strategies, the impact, timing and likelihood of consummation of the Company’s sale of its Georgia retail bank franchises, the result of improvements to the Company’s servicing processes, and other similar matters. There is a risk that, because of business, economic or market conditions or for any other reasons within or outside of the Company’s discretion, the Company’s sale of its Georgia and Indiana retail bank franchises may not have the projected impact or the Company’s sale of its Georgia retail bank franchise may not be consummated in a timely manner or at all. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.